EXHIBIT 10.1


Bogota D.C. November 14, 2006

Sirs
RADIAL ENERGY INC.
Attn: Engineer Omar Hayes
COO - Legal Representative
Bogota

REF: EXTENSION OF TIME TO EXECUTE JOINT OPERATING AGREEMENT -JOA- BLOQUE BOSQUES

Cordial salutations:

In accordance to your verbal request regarding the possibility to extend the time period for execution of the JOA as stated in the letter of intent for the project Bosques and after analyzing the arguments of the parties in question, we have decided:

     1. Extend the time for execution of the JOA corresponding to the participation of Radial Energy Inc., in the fulfillment of the contract of E & P of Bloque Bosques until the 15th day of December of 2006.

     2. That if it is necessary, Maxim can extend it for the time that it considers convenient not more than 45 calendar days, after this date, in accord with the interests of Maxim Well Services Ltda.

     3. That Radial accepts that this extension does not exempt it from the responsibilities acquired in the executed letter of intent to participate and execute the JOA of Bloque Bosques, and that all clauses there written and accepted by Radial are still in force.

     4. That this extension dictates exclusively with the time required to formalize the JOA in all its technical, administrative and legal aspects in common accord between the parties involved in the letter of intent executed by MAXIM WELL SERVICES LTDA and RADIAL ENERGY INC.

We hope that this extension will further reinforce, the commercial relations between the companies in order to reach a positive end in obtaining the objectives and goals drawn out jointly in this project.

Attentively,


ALEXANDER ARELLANO
CEO - Maxim Well Services Ltda